EXHIBIT 12.1

                               FOSTER WHEELER LTD.

                STATEMENT OF COMPUTATION OF CONSOLIDATED RATIO OF
              EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES
                                    ($000'S)
                                    UNAUDITED
                                   (RESTATED)

                                                                      3 months
                                                                         2002
                                                                         ----
EARNINGS:

Net loss                                                               $(25,210)
Taxes on income                                                           5,884
Total fixed charges                                                      24,268
Capitalized interest                                                       (238)
Capitalized interest amortized                                              555
Equity loss/(earnings) of non-consolidated
     associated companies accounted for
     by the equity method, net of dividends                               6,076
                                                                       --------

                                                                       $(11,335)
FIXED CHARGES:

Interest expense (includes dividend on
     preferred security of $4,012)                                     $ 20,916
Capitalized interest                                                        238
Imputed interest on non-capitalized lease payment*                        3,114
                                                                       --------

                                                                       $ 24,268

Ratio of Earnings to Fixed Charges                                          -**
                                                                       ========

* The percent of rent included in the calculation is a reasonable approximation of the interest factor. ** Earnings are inadequate to cover fixed charges. The coverage deficiency is $12,933.

The Company's condensed consolidated balance sheets as of March 29, 2002 and December 28, 2001 and the condensed consolidated statements of earnings and comprehensive income and the condensed consolidated statements of cash flows for the three month periods ended March 29, 2002 and March 30, 2001, have been revised to account for the assets, liabilities and results of operations associated with one of its postemployment benefit plans in accordance with SFAS 112, "Employers' Accounting for Postemployment Benefits".

Note: There were no preferred shares outstanding during the period indicated and, therefore, the consolidated ratio of earnings to fixed charges and combined fixed charges and preferred share dividend requirements would have been the same as the consolidated ratio of earnings to fixed charges and combined fixed charges for the period indicated.






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